                                                                   Exhibit 12.01


Fairchild Semiconductor Corporation
Computation of Ratio of Earnings to Fixed Charges
(Dollars in millions)

                                                                                                Seven Months      Year Ended
                                                        Fiscal Year Ended May                Ended December 26,  December 31,
                                           1996          1997          1998          1999           1999             2000
Earnings:
  Income (loss) before income taxes        72.3          19.3          32.8        (119.2)          26.3            270.7
  Interest expense                          0.0          11.2          56.5          72.3           56.5             81.3
  Interest portion of rental expense        1.6           1.7           3.2           4.2            2.7              3.5

                                         --------------------------------------------------------------------------------
    Total  earnings                        73.9          32.2          92.5         (42.7)          85.5            355.5
                                         ================================================================================

Fixed Charges:
  Interest expense                          0.0          11.2          56.5          72.3           56.5             81.3
  Interest portion of rental expense        1.6           1.7           3.2           4.2            2.7              3.5

                                         --------------------------------------------------------------------------------
    Total fixed charges                     1.6          12.9          59.7          76.5           59.2             84.8
                                         ================================================================================

Ratio of earnings to fixed charges         46.2           2.5           1.5            (1)           1.4              4.2

(1) Earnings were inadequate to cover fixed charges by $119.2 million for Fiscal 1999